EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) the statement on Schedule 13G relating to the shares of Common Stock of TPB 2012, LLC and James Donovan, has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 shall apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

DATED: May 23, 2023

TPB 2012, LLC

By:	/s/ James Donovan
Name: James Donovan
Title: Managing Member

By:	/s/ James Donovan
Name: James Donovan